EXHIBIT 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated August 23, 2013, of Paychex, Inc. and are in agreement with the statements contained in paragraphs 2 and 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Rochester, New York
August 23, 2013